Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Organization
The Citizens Banking Company
First Citizens Bank
SCC Resources, Inc.
R.A. Reynolds Appraisal Service, Inc.
Mr. Money Finance Co.
First Citizens Title Insurance Agency
First Citizens Insurance Agency
Water Street Properties, Inc.
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